Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

American Healthcare REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid (Primary)	Equity	Common Stock, $0.01 par value per share	Rule 457(r)	—(1)	—(1)	—(1)	—(3)	—(3)
Fees to Be Paid (Primary)	Equity	Preferred Stock, $0.01 par value per share	Rule 457(r)	—(1)	—(1)	—(1)	—(3)	—(3)
Fees to Be Paid (Primary)	Equity	Warrants	Rule 457(r)	—(1)	—(1)	—(1)	—(3)	—(3)
Fees to Be Paid (Secondary)	Equity	Common Stock, $0.01 par value per share	Other(4)	3,501,976	$16.60	$58,132,802	$0.00014760	$8,581
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$58,132,802		$8,581
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$8,581

(1)    Omitted pursuant to Form S-3 General Instruction II.E. An unspecified number of securities or aggregate initial offering price, as applicable, is being registered as may from time to time be offered at unspecified prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)    This registration statement also covers an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)    In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of the entire registration fees. Registration fees will be paid subsequently on a pay as you go basis.
(4)    With respect to the secondary offering, the proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices reported for the registrant’s common stock on August 9, 2024.